Exhibit (d)(33)
FEE REDUCTION COMMITMENT
(Goldman Sachs Short Duration Government Fund)
This FEE REDUCTION COMMITMENT is made as of February 28, 2006 by GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM” or the “Adviser”).
          WHEREAS, Goldman Sachs Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
          WHEREAS, GSAM serves as the investment adviser to the Goldman Sachs Short Duration Government Fund of the Trust (the “Fund”) pursuant to a Management Agreement dated April 30, 1997 (the “Management Agreement”);
          WHEREAS, the Adviser desires to reduce permanently its contractual fee rate under the Management Agreement for the Fund; and
          WHEREAS, the Adviser represents that the quality and quantity of its services under the Management Agreement will not be affected by this commitment and that its obligations under the Management Agreement will remain unchanged in all respects.
          NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:
     1. Effective the date hereof, the Adviser reduces permanently its contractual fee rate under the Management Agreement for the Fund as follows:
For the services provided and the expenses assumed by GSAM pursuant to the Management Agreement, the Trust on behalf of the Fund will pay to GSAM as full compensation therefor a fee at an annual rate equal to the percentages of the average net assets of the Fund as set forth on Annex A hereto. The fee will be computed based on net assets on each day and will be paid to GSAM monthly.
     2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Management Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.
     3. This Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.
     4. The Management Agreement shall continue in full force and effect as modified hereby.

          IN WITNESS WHEREOF, GSAM has caused this instrument to be executed by its officers designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest: /s/ Deborah Farrell		By:	/s/ Howard Surloff
(Authorized Officer)

Name:

Title

Accepted and Agreed as of the Date
First Set Forth Above:

GOLDMAN SACHS TRUST

By:	/s/ Howard Surloff

Name:

Title:

ANNEX A
GOLDMAN SACHS TRUST
FEE REDUCTION COMMITMENT

		Over $1 billion
Fund Name	$0 - $1 billion	up to $2 billion	Over $2 billion
Goldman Sachs Short Duration Government Fund	0.50%	0.45%	0.43%